Exhibit 99.1

 News Release

Cenveo Announces Refinancing

Completes amendment to Credit Agreement
Adds $15 million of Additional Term Loan
Secures commitment for $50 million Unsecured Loan
Calls remainder of its 7.875% Notes

STAMFORD, CT – (December 17, 2012) – Cenveo Corporation (the “Company”), a wholly-owned subsidiary of Cenveo, Inc. (NYSE: CVO), today announced that it had completed the steps necessary to refinance the remainder of its 7.875% senior subordinated notes due 2013 (“7.875% Notes”).  The Company received the necessary consents to amend and supplement its existing senior secured credit agreement to, among other things, (i) allow for up to $50 million of a new unsecured loan to be prepaid on substantially similar terms as its currently outstanding 7.875% Notes, and (ii) modify certain financial covenants for increased financial flexibility.  Simultaneously, the Company raised an additional $15 million of secured term loans due 2016 (“Additional Term Loan”) under its senior secured credit agreement.  The Company also announced that it secured a commitment from Macquarie Capital for a $50 million unsecured term loan due 2017 (“Unsecured Loan”), subject to customary terms and conditions.  Together with the company’s revolving credit facility, proceeds of the Unsecured Loan will be used to fund the redemption of the 7.875% Notes. Lastly, the Company announced that it has initiated a mandatory and irrevocable redemption of the 7.875% Notes.  The 7.875% Notes will be repaid at par plus accrued and unpaid interest on January 22, 2013.

Robert G. Burton, Sr., Chairman and Chief Executive Officer stated:
“We are pleased to complete the process of putting the 2013 maturity behind us, and we can now focus 100% of our efforts back on operating and growing the business.  We appreciate the strong support of our lender group, in particular Macquarie, to allow us to get this process completed as we expected.  We will continue to use our cash flow to repay debt, reduce our leverage, and reinvest in the business. We remain focused on executing our game plan and are excited about opportunities ahead of us in 2013 and beyond.”

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Cenveo (NYSE: CVO), headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, specialty packaging, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With approximately 7,900 employees worldwide, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.
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Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from management’s expectations include, without limitation: (i) the recent United States and global economic conditions, which have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness, which could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings that are available to us could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses into our business; (vii) a decline of our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill, other long-lived assets and deferred tax assets; (viii) intense competition and fragmentation in our industry; (ix) the general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the internet and other electronic media may adversely affect our business; (xii) increases in paper costs and decreases in its availability of raw materials; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) our dependence upon information technology systems; and (xvii) our international operations and the risks associated with operating outside of the United States. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.